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                                                        Exhibit 11

                   CERIDIAN CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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(Amounts in millions, except per share data)
For Periods Ended June 30,
                                  Three Months         Six Months
                                 1996      1995      1996      1995
Net earnings for common
  stockholders - primary        $ 37.6    $ 26.1    $ 81.7    $ 58.2
Restore dividends on
  convertible preferred
  stock                            3.2       3.2       6.5       6.5
Net earnings for fully
  diluted earnings
  per share                     $ 40.8    $ 29.3    $ 88.2    $ 64.7

Weighted average common
  shares outstanding            67,878    66,103    67,546    66,051
Common share equivalents
  from stock options and
  restricted stock awards        2,756     2,939     2,882     2,836
Weighted average common
  shares and equivalents
  outstanding - primary         70,634    69,042    70,428    68,887
Shares issuable assuming
  conversion of preferred
    stock                       10,384    10,384    10,384    10,384
  Weighted average common
    shares and equivalents
    outstanding  - adjusted
    for full dilution           81,018    79,426    80,812    79,271


  Net earnings for common
    stockholders - primary      $ 37.6    $ 26.1    $ 81.7    $ 58.2
  Weighted average common
    shares and equivalents
    outstanding - primary       70,634    69,042    70,428    68,887

Primary earnings per share      $ 0.53    $ 0.38    $ 1.16    $ 0.85


Net earnings for fully
  diluted earnings
  per share                     $ 40.8    $ 29.3    $ 88.2    $ 64.7
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution             81,018    79,426    80,812    79,271
Fully diluted earnings
  per share                     $ 0.50    $ 0.37    $ 1.09    $ 0.82

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